UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 6, 2010 (September 30, 2010)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2007, QC Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association, as Agent and Arranger, and the lenders that are parties thereto (collectively, the “Lenders”), which provides for a term loan of $50.0 million and a revolving line of credit (including provisions permitting the issuance of letters of credit and swingline loans) in the aggregate principal amount of up to $45.0 million.

On March 7, 2008, the Company, the Agent and the Lenders executed a First Amendment Agreement which modified the interest margin on the loans based on various leverage ratios, amended certain definitions and financial covenants, added a covenant regarding the minimum ratio of consolidated current assets to total consolidated debt of 1.0 to 1.0, and included other technical amendments to the Credit Agreement. The amendment also reduced the accordion feature of the Credit Agreement to $25.0 million from $50.0 million. As a result, the maximum borrowings under the amended credit facility may be increased by $25.0 million with bank approval in accordance with the terms and conditions set forth in the credit agreement.

On September 30, 2010, the Company, the Agent and the Lenders executed a Second Amendment Agreement which further modified the interest margin on the loans based on various leverage ratios and amended the covenant regarding Consolidated EBITDA to require a minimum Consolidated EBITDA of $28,000,000 as of the end of each fiscal quarter based on the trailing 12-months.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibit is filed as part of this report:

Exhibit No.	Description

10.1	Second Amendment Agreement dated as of September 30, 2010, among QC Holdings, Inc., U.S. Bank National Association, as Agent, and the Lenders named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: October 6, 2010

	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer